Exhibit 23(b)

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" in the Registration Statement (Form S-3) and related Prospectus of LifePoint, Inc. for the registration of 8,947,225 shares of its common stock and to the incorporation by reference therein of our report dated May 17, 2001(except note 7 as to which the date is June 29, 2001), with respect to the financial statements of LifePoint, Inc. included in its Annual Report (Form 10-K) for the year ended March 31, 2001, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Riverside, California

July 20, 2001